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                                                                     EXHIBIT 8.2

                         [BAKER & MCKENZIE LETTERHEAD]

                                                                 August 23, 2000

Trenwick Group Inc.
One Canterbury Green
Stamford, Connecticut 06901

Trenwick Group Ltd.
Continental Building
25 Church Street
Hamilton HM 12
Bermuda

     Re: United Kingdom Tax Consequences described in the Joint Proxy
         Statement and Prospectus

Ladies and Gentlemen:

     We have acted as counsel to Trenwick Group Inc., a Delaware corporation ("Trenwick"), and Gowin Holding International Limited, a newly formed Bermuda holding company which has changed its name to Trenwick Group Ltd. ("TGL"), in connection with the filing with the Securities and Exchange Commission of a Joint Proxy Statement and Prospectus on Schedule 14A (file no. 1-15389) (the "Registration Statement") under the Securities Act of 1934, as amended, concerning the Amended and Restated Agreement, Schemes of Arrangement and Plan of Reorganization by and among LaSalle Re Holdings Limited, LaSalle Re Limited, Trenwick and TGL dated as of March 20, 2000 and amended as of June 28, 2000.

     We have made such inquiries and examined such records and documents, including the Proxy Statement and representations provided by Trenwick and TGL, as we have deemed relevant and necessary, as the basis of our opinion set forth below. On the basis of the forgoing, in our opinion, under present United Kingdom tax law and practice as in effect as of the date hereof, the discussions of the United Kingdom tax consequences of the schemes of arrangement and plan of reorganization to Trenwick, TGL and their United Kingdom resident subsidiaries set forth in the Proxy Statement under the captions "The
Transactions -- Material Income Tax Consequences of the Transactions -- Taxation of the Transactions -- United Kingdom," and "The Transactions -- Material Income Tax Consequences of the Transactions -- Taxation of Trenwick Group Ltd. and Its Subsidiaries after the Transactions -- United Kingdom," as summaries are accurate in all material respects. This opinion is limited by the qualifications set forth in the Proxy Statement section captioned "The Transactions -- Material Income Tax Consequences of the Transactions." It is possible that contrary positions may be taken by the Inland Revenue and that a court may agree with such contrary positions.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and all references to this firm under the headings "The Transaction -- Material Income Tax Consequences of the Transaction" and "Legal Matters". In giving this consent, this firm does not thereby admit that it comes within the category of person whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                          Very truly yours,

                                          /s/ BAKER & MCKENZIE
                                          --------------------------------------
                                               Baker & McKenzie